EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 registering 200,000 shares of common stock) pertaining to the Astronics Corporation 2005 Director Stock Option Plan of our report dated January 28, 2005 (except for Note 12 as to which the date is February 3, 2005 and Note 3 as to which the date is March 18, 2005) with respect to the consolidated financial statements and schedule of Astronics Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Buffalo, New York
August 3, 2005